Exhibit 10.11

FORM OF THREE-YEAR

HOLDING COMPANY

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”, made this              day of                     , 200    , by and between BV FINANCIAL, INC., a federally-chartered corporation (the “Company”) and                      (“Executive”). References to the “Bank” herein shall mean Bay-Vanguard Federal Savings Bank, a federally chartered savings institution.

W I T N E S S E T H

WHEREAS, Executive serves in a position of substantial responsibility;

WHEREAS, the Company wants to assure Executive’s services for the term of this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Company during the term of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1. Employment. The Company will employ Executive as [TITLE/POSITION]. Executive will perform all duties and shall have all powers commonly incident to the offices of [TITLE/POSITION] or which, consistent with those offices, the board of directors of the Company delegate to Executive. Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary of the Company and to carry out the duties and responsibilities reasonably appropriate to that position.

2. Location and Facilities. Executive will be furnished with the working facilities and staff customary for the positions of [TITLE/POSITION]. The location of such facilities and staff will be at the principal administrative offices of the Company or the Bank, or at such other site or sites customary for such offices.

3. Term.

a.	The term of this Agreement shall include (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

b.	Commencing on the first anniversary of the Effective Date, and continuing on each anniversary thereafter, the disinterested members of the boards of directors of the

Bank and the Company may extend the term of this Agreement for an additional year so that the remaining term of the Agreement again becomes thirty (36) months, unless Executive elects not to extend the term of this Agreement by giving written notice of his intentions in accordance with Section 19 of this Agreement. Each year, the Board of Directors of the Company (the “Board”) will review Executive’s performance for purposes of determining whether to extend the term of this Agreement and will include the rationale and results of its review in the minutes of its meeting. Executive shall receive notice as soon as possible after such review as to whether the Agreement will be extended for an additional year.

4. Base Compensation.

a.	The Company agrees to pay the Executive an annual base salary of $ , payable in accordance with the customary payroll practices of the Bank.

b.	Each year, the Board will review the level of Executive’s base salary, based upon factors they deem relevant, in order to determine whether to maintain or increase Executive’s base salary.

5. Bonuses. Executive will participate in discretionary bonuses or other incentive compensation programs the Company may sponsor or award from time to time to other senior management employees.

6. Benefit Plans. Executive will participate in life insurance, medical, dental, pension, profit sharing, other retirement and stock-based compensation plans and other programs and arrangements that the Company may sponsor or maintain for the benefit of its employees. Executive will also be reimbursed for all out-of-pocket expenses associated with Executive’s annual medical physical. At the Executive’s election, the Company will provide Executive’s spouse with medical and dental coverage.

7. Vacation and Leave.

a.	Executive may take vacation and other leave in accordance with the Company’s policy for senior executives or otherwise as approved by the Board.

b.	In addition to paid vacations and other leave, the Board may grant Executive a leave of absence, with or without pay, at such time or times and upon such terms and conditions as the Board may determine in its discretion.

8. Expense Payments and Reimbursements. The Company will reimburse Executive for all reasonable out-of-pocket business expenses incurred in connection with his services under this Agreement. Executive must substantiate the payment of all expenses in accordance with applicable policies of the Company.

9. Automobile Allowance, Cellular Phone and Conference Attendance. During the term of this Agreement, the Company will reimburse Executive for all costs associated with the business use of any automobile. Executive agrees to comply with reasonable reporting and expense limitations on the use of any automobile as may be established by the Company from time to time, and the Company will include any amount of income attributable to Executive’s personal use of an automobile on Executive’s Forms W-2. The Company will also provide Executive with a cellular phone and will pay (or reimburse Executive) for all reasonable expenses related to the business use of such phone. In addition to the foregoing, Executive and his or her spouse, will be entitled to attend the annual Maryland Bankers Association conference and such other conferences as may be approved by the Board of Directors of the Company from time to time.

10. Loyalty and Confidentiality.

a.	During the term of this Agreement, Executive shall: (i) devote all his business time, attention, skill, and efforts to the faithful performance of his duties as [TITLE/POSITION] of the Company; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Bank or the Company or any of their affiliates, and that will not unfavorably affect the performance of Executive’s employment duties with the Company, and that will not violate any applicable statute or regulation. Executive shall not engage in any business or activity contrary to the business affairs or interests of the Bank or the Company.

b.	Nothing contained in this Agreement prevents or limits Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank or the Company, or, solely as a passive, minority investor, in any business.

c.	Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Bank and Company; the names or addresses of any borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank or the Company which he gains or of which he becomes aware during the course of his employment with the Company. Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information not generally known to the public, nor shall he use the information in any way other than for the benefit of the Company.

11. Termination and Termination Pay. Subject to Section 12 of this Agreement, Executive or the Company may terminate Executive’s employment under the following circumstances:

a.	Death. Executive’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event Executive’s estate shall receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

b.	Retirement. This Agreement shall terminate upon Executive’s retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise. Notwithstanding the foregoing, in the event the Executive retires on or after the attainment of age 65, the Company will provide the Executive and at the Executive’s election his spouse, with medical coverage for five (5) years following his retirement date.

c.	Disability.

i.	The Board or Executive may terminate Executive’s employment after having determined Executive has suffered a Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Company (or, if no such benefits exist, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of at least one hundred eighty (180) consecutive days). The Board, in good faith, shall determine whether or not Executive becomes and continues to be permanently disabled for purposes of this Agreement, based upon competent medical advice and other factors that the Board reasonably believes to be relevant. As a condition to any benefits, the Board may require Executive to submit to physical or mental evaluations and tests as the Board or its medical experts deem reasonably appropriate.

ii.	In the event of his Disability, Executive shall no longer be obligated to perform services under this Agreement. The Company will pay Executive, as Disability pay, an amount equal to one hundred percent (100%) of Executive’s bi-weekly rate of base salary in effect as of the date of his termination of employment due to Disability. The Company will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s termination of employment due to Disability and ending on the earlier of: (A) the date he returns to full-time employment at the Company in the same capacity as he was employed prior to his termination for Disability; (B) his death; (C) his attainment of age 65; or (D) the date the Agreement would have expired had Executive’s employment not terminated by reason of Disability. The Company will reduce Disability pay otherwise due to Executive under this provision by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Company. In addition, during any period of Executive’s Disability, the Company shall continue to provide Executive and his dependents, to the greatest extent possible, all benefits (including, without limitation, benefits under retirement plans and medical, dental and life insurance plans) provided to Executive and his dependents prior to his Disability, on the same terms as if Executive remained actively employed by the Company.

d.	Termination for Cause.

i.	The board of directors of the Company may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate Executive’s employment at any time, for “Cause”. Executive shall have no rights to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for “Cause” shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform duties under this Agreement;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank or the Company, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)	Material breach by Executive of any provision of this Agreement.

ii.	Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Company has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the board, at a meeting of the board called and held for the purpose of finding that, in the good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the board with counsel), Executive was guilty of the conduct described above and specifying the particulars of his conduct.

e.	Voluntary Termination by Executive. In addition to his other rights to terminate employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the board. Upon Executive’s voluntary termination, Executive will receive only his compensation, vested rights and employee benefits up to the date of his termination.

f.	Without Cause or With Good Reason.

1. In addition to termination pursuant to Sections 11(a) through 11(e), the Board, may, upon providing written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, upon providing written notice to the Board, immediately terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason” as defined below (a termination “With Good Reason”).

2.	Subject to Section 12 of this Agreement, in the event of his termination of employment under this Section 11(f), Executive shall receive his base salary for the remaining term of the Agreement paid in one lump sum within ten (10) calendar days of his termination. Executive shall also receive, for the remaining term of the Agreement, the benefits he would have received under any retirement programs (whether tax-qualified or non-qualified) in which he participated prior to his termination (with the amount of benefits determined by reference to the benefits Executive received or which the Company accrued on his behalf during the twelve (12) months preceding his termination). Executive shall also continue to participate in any health (including medical and dental), life, disability or similar insurance coverage or benefit plans for the remaining term of the Agreement, upon terms no less favorable than the most favorable terms provided to senior executives of the Company during such period. If the Company cannot provide such coverage because the Executive is no longer an employee, the Company shall provide Executive with comparable coverage on an individual policy basis or the cash equivalent.

3.	“Good Reason” shall exist if, without Executive’s express written consent, the Company materially breaches any of its respective obligations under this Agreement. Without limitation, such a material breach would occur upon any of the following:

(i)	A material reduction in Executive’s responsibilities or authority in connection with his employment with the Company;

(ii)	Assignment to Executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience;

(iii)	A reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 12 of this Agreement, any reduction in salary or material reduction in benefits below the amounts Executive was entitled to receive prior to the Change in Control;

(iv)	Termination of incentive and benefit plans, programs or arrangements, or reduction of Executive’s participation to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

(v)	A requirement that Executive relocate his principal business office or his principal place of residence outside of the area consisting of a twenty-five (25) mile radius from the current main office and any branch of the Bank, or the assignment to Executive of duties that would reasonably require such a relocation; or

(vi)	liquidation or dissolution of the Company.

Notwithstanding the foregoing, a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Company as part of a good faith, overall reduction or elimination of such plans or benefits thereunder, that applies to all participants in a non-discriminatory manner (except as discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement. However, benefits of the same type or general extent as those offered prior to an overall reduction or elimination also must not be available to other officers of the Company or any company that controls either of them under a plan or plans in or under which Executive is not entitled to participate.

g.	Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything in this Agreement to the contrary, following Executive’s termination of employment pursuant to Section 11(f):

1.	Executive’s obligations under Section 10(c) of this Agreement will continue in effect; and

2.	During the period ending on the first anniversary of Executive’s termination, Executive shall not serve as an officer, director or employee of any bank holding company, bank, savings bank, savings and loan holding company, mortgage company or other financial institution that offers products or services competing with those offered by the Bank from any office within thirty-five (35) miles from the main office or any branch of the Bank and, further, Executive shall not interfere with the relationship of the Company and the Bank with any of their employees, agents, or representatives.

12. Termination in Connection with a Change in Control.

a.	Definition of Change in Control. For purposes of this Agreement, a Change in Control means any of the following events:

1.	Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and, as a result, persons who were stockholders of the Company immediately before the merger or consolidation hold less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation.

2.	Acquisition of Significant Share Ownership: There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (2) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

3.	Change in Board Composition: If, during any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (d), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of the two-year period; or

4.	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Agreement to the contrary, in no event shall the reorganization of the Bank from the mutual holding company form of organization to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a “Change in Control” for purposes of this Agreement.

b.	Termination. If, within the period ending one year after a Change in Control, (i) the Company terminates Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Company shall, within ten calendar days of the termination of Executive’s employment, make a lump-sum cash payment to him equal to 2.99 times Executive’s average Annual Compensation over the five (5) most recently completed calendar years ending with the year immediately preceding the effective date of the Change in Control. In determining Executive’s average Annual Compensation, Annual Compensation shall include base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock awards or stock options, commissions, bonuses, retirement benefits, director or committee fees and fringe benefits paid to Executive or accrued or paid on Executive’s behalf during any applicable calendar year. Annual Compensation shall also include profit sharing, employee stock ownership plan and other retirement contributions or benefits, including those made to or accrued on behalf of Executive under any tax-qualified or non-qualified plan or arrangement (whether or not such amounts are taxable) during any applicable calendar year. The cash payment made under this Section 12(b) shall be made in lieu of any payment also required under Section 11(f) of this Agreement because of a termination of Executive’s employment; however, Executive’s rights under Section 11(f) are not otherwise affected by this Section 12.

Also, upon termination under this Section 12, Executive shall receive for a thirty-six (36) month period the benefits he would have received under any retirement programs (whether tax-qualified or non-qualified) in which he participated prior to his termination. The amount of these retirement benefits will be determined by reference to the benefits Executive received or which the Company accrued on Executive’s behalf under the benefit programs during the twelve (12) months preceding the Change in Control. Executive will also continue to participate in any Company - sponsored health (including medical and dental), life, disability or similar insurance coverage or benefit plans for a thirty-six (36) month period, under terms no less favorable than the most favorable terms provided to senior executives during such period. In the event the Company cannot provide such coverage because Executive is no longer an employee, the Company shall provide Executive with comparable coverage on an individual policy basis or the cash equivalent.

c.	The provisions of this Section 12 and Sections 14 through 26, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or two years following a Change in Control.

13. Indemnification and Liability Insurance.

a.	Indemnification. The Company agrees to indemnify Executive (and his heirs, executors, and administrators) under this Agreement, and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he becomes involved by reason of his service as a director or Executive of the Company, or any of its subsidiaries (whether or not Executive continues to serve as a director or Executive at the time of incurring the expenses or liabilities). Covered expenses and liabilities include, without limitation, judgments, court costs, attorneys’ fees and the costs of reasonable settlements (subject to Board approval), provided legal action is brought against Executive in his capacity as an Executive or director of the Company or any of its subsidiaries. Indemnification for expenses shall not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 13(a) to the contrary, the Company shall not be required to provide any indemnification otherwise prohibited by applicable law or regulation. The obligations of this Section 13(a) shall survive the term of this Agreement by a period of six (6) years.

b.	Insurance. During the period in which the Company must indemnify Executive, the Company, at its expense, will arrange for Executive’s coverage (and his heirs, executors, and administrators) under a directors’ and executives’ liability policy at least equivalent to the insurance coverage provided to directors and senior executives of the Company.

14. Reimbursement of Executive’s Expenses to Enforce this Agreement. The Company will reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, that Executive incurs in connection with his successful enforcement of the Company’s obligations under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Company take some action specified by this Agreement: as a result of court order; or otherwise following an initial failure by the Company to pay such money or take such action promptly following receipt of a written demand from Executive stating the reason that the Company must make payment or take action under this Agreement.

15. Limitation of Benefits Under Certain Circumstances. If the payments and benefits pursuant to Section 12 of this Agreement, either alone or together with other payments and benefits which Executive has the right to receive from the Company, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits pursuant to Section 12 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 12 being non-deductible to the Company pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The Company’s independent public accountants shall determine any reduction in the payments and benefits to be made pursuant to Section 12, and the Company shall pay for the accountant’s opinion with respect to such reduction. If the Company and/or Executive do not agree with the accountant’s opinion, the Company shall pay to Executive the maximum amount of payments and benefits pursuant to Section 12, as selected by Executive, which the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible to the Company and subject to the imposition of the excise tax imposed under Section 4999 of the Code. The Company may also request, and Executive shall have the right to demand that they request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 12 have such tax consequences. The Company shall promptly prepare and file the request for a ruling from the IRS, but in no event shall the Company make such filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request shall also be subject to the Executive’s approval prior to filing; Executive shall not unreasonably withhold his approval. The Company and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 12 hereof, or a reduction in the payments and benefits specified in Section 12, below zero.

16. Injunctive Relief. Upon a breach or threatened breach of Section 11(g) of this Agreement or the prohibitions upon disclosure contained in Section 10(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Company shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement. The parties to this Agreement further agree that Executive, without limitation, may seek injunctive relief to enforce the Company’s obligations under this Agreement.

17. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company. Since the Company has contracted for the unique and personal skills of Executive, Executive shall not assign or delegate his rights or duties hereunder without first obtaining the written consent of the Company.

18. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no payment under this Agreement shall be offset or reduced by any compensation or benefits provided to Executive in any subsequent employment.

19. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company at its principal business office and to Executive at his home address as maintained in the records of the Company.

20. No Plan Created by this Agreement. Executive and the Company expressly declare and agree that this Agreement was negotiated between them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary. Any party who makes such an assertion in any judicial or administrative filing, hearing, or process shall have materially breached this Agreement upon making the assertion.

21. Amendments. No amendments or additions to this Agreement will bind the parties unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22. Applicable Law. Except to the extent preempted by federal law, Maryland law shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

23. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.

24. Headings. Headings contained in this Agreement are for convenience of reference only.

25. Entire Agreement. This Agreement, together with any understanding or modifications agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6.

26. Source of Payments. Notwithstanding any provision herein to the contrary, to the extent payments and benefits, as provided by the Agreement, are paid or received by Executive under the Employment Agreement in effect between Executive and the Bank (the “Bank Agreement”), such compensation payment and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement will be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Company and the Bank.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Attest:	BV FINANCIAL, INC.

By:

Attest:	EXECUTIVE

By:

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